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                                                                   Exhibit 23(a)

[AIRCRAFT INFORMATION SERVICES, INC. LOGO]


                                        September 13, 2002

Ms. Leslie Benners
Managing Director, Corporate Finance
     & Banking
American Airlines, Inc.
4333 Amon Carter Boulevard
Mail Drop 5662
Fort Worth, Texas 76155

         Re: American Airlines, Inc. ("American") eight Boeing 757-223 aircraft, two Boeing 757-223ER aircraft, six Boeing 767-300ER aircraft and three Boeing 777-223ER aircraft


Ladies and Gentleman:

         We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) "Summary -- Equipment Notes and the Aircraft," (b) "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Appraisals and Realizable Value of the Aircraft" and (c) "Description of the Aircraft and the Appraisals -- The Appraisals" and (iii) references to our firm under the headings "Description of the Aircraft and the Appraisals -- The Appraisals" and "Experts" in American's preliminary Prospectus Supplement expected to be dated on or about September 16, 2002 and American's final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2002-1.


                                       Aircraft Information Services, Inc.


                                       /s/ John D. McNicol


                                       By: John D. McNicol
                                           Vice President Appraisals & Forecasts
                                           ISTAT Certified Appraiser


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